UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2011
AARON’S, INC.
(Exact name of registrant as specified in its charter)

Georgia	1-13941	58-0687630

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 231-0011
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Second Amendment to Revolving Credit Agreement
On May 18, 2011, Aaron’s Inc. (the “Company”) entered into the Second Amendment to Revolving Credit Agreement with the lending institutions listed on the respective signature pages thereof, and SunTrust Bank, as administrative agent for the lending institutions (the “Revolving Credit Agreement Amendment”), attached hereto as Exhibit 10.1, which amends the Revolving Credit Agreement dated as of May 23, 2008, as amended as of March 31, 2011 (the “Revolving Credit Agreement”). The agreement provides, subject to certain terms and conditions, for unsecured borrowings by the Company of $140 million (including a letter of credit and swingline loan subfacility).
The Revolving Credit Agreement Amendment amends the Revolving Credit Agreement to (i) add the defined terms “Institutional Investor” and “Private Placement Debt”, to further clarify the circumstances under which the Company may incur indebtedness and still remain in compliance with certain negative covenants applicable to the Company, and (ii) modify the negative covenant restricting debt applicable to the Company by, among other things, increasing the amount of indebtedness the Company may incur with respect to certain privately placed debt (including debt incurred in respect of the Company’s 5.03% senior notes) from an aggregate principal amount of up to $60 million to an aggregate principal amount up to $150 million.
The Company remains subject to the financial covenants under the Revolving Credit Agreement, which forbid the Company from exceeding certain debt to equity levels and require the maintenance of a minimum net worth ratio, a minimum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio. If the Company fails to comply with these covenants, the Company will be in default under the agreement, and all amounts would become due immediately.
Second Amendment to Second Amended and Restated Loan Facility Agreement and Guaranty
On May 18, 2011, the Company entered into the Second Amendment to Second Amended and Restated Loan Facility Agreement and Guaranty with SunTrust Bank, as servicer, and the other participants listed on the respective signature pages thereof (the “Franchisee Loan Facility Amendment”), attached hereto as Exhibit 10.2, which amends the Second Amended and Restated Loan Facility Agreement and Guaranty dated as of June 18, 2010, as amended as of March 31, 2011 (the “Franchisee Loan Facility”). Pursuant to this facility, subject to certain terms and conditions, the Company’s franchisees can borrow funds guaranteed by the Company. The Franchisee Loan Facility Amendment amends the Franchisee Loan Facility to, among other things, (i) extend the maturity date of the Franchisee Loan Facility until May 16, 2012, (ii) increase the maximum Canadian subfacility commitment amount for loans to franchisees that operate stores in Canada (other than in the Province of Quebec) from Cdn $25 million to Cdn $35 million, (iii) add the defined terms “Institutional Investor” and “Private Placement Debt”, to further clarify the circumstances under which the Company may incur indebtedness and still remain in compliance with applicable negative covenants, (iv) modify the negative covenant restricting debt applicable to the Company by, among other things, increasing the amount of indebtedness the Company may incur with respect to certain privately placed debt (including debt incurred in respect of the Company’s 5.03% senior notes) from an aggregate principal amount of up to $60 million to an aggregate principal amount of up to $150 million, and (v) replace the pricing grid schedule to the Franchisee Loan Facility, to reduce the applicable margins and participant unused commitment fee percentages with respect to the funded participations.

The Company remains subject to the financial covenants under the Franchisee Loan Facility, which forbid the Company from exceeding certain debt to equity levels and require the maintenance of a minimum net worth ratio, a minimum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio. If the Company fails to comply with these covenants, the Company will be in default under the agreement.
The foregoing description of the Revolving Credit Agreement Amendment and Franchisee Loan Facility Amendment are qualified in their entirety by reference to the full text of such documents, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
The relevant disclosure set forth in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Second Amendment to Revolving Credit Agreement, by and among Aaron’s, Inc., as borrower, SunTrust Bank, as administrative agent, and each of the other financial institutions party thereto as lenders, dated as of May 18, 2011.

10.2
Second Amendment to Second Amended and Restated Loan Facility Agreement and Guaranty, by and among Aaron’s, Inc., as sponsor, SunTrust Bank, as servicer, and each of the other financial institutions party thereto as participants, dated as of May 18, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
	By:	/s/ Gilbert L. Danielson
Date: May 24, 2011		Gilbert L. Danielson
Executive Vice President and Chief Financial Officer